Exhibit 99.1

Tronox Incorporated Reports Preliminary
2006 Second-Quarter Earnings
     Oklahoma City, Aug. 2, 2006 – Tronox Incorporated (NYSE: TRX, TRX.B) today reported preliminary results for the fiscal second quarter ended June 30, 2006.
Highlights
•	Tronox’s net sales for the 2006 second quarter increased 4.8% to $372.9 million, compared with $355.9 million in the prior-year period, due to increased pigment sales volumes.

•	High energy and process chemical costs, along with unplanned production problems at the Savannah, Ga., pigment plant, contributed to higher cost of sales during the quarter, resulting in a loss from continuing operations for the 2006 second quarter of $5.7 million, compared with income from continuing operations in the 2005 second quarter of $8.3 million.

•	For the six months ended June 30, 2006, income from continuing operations was $17.9 million ($0.44 per diluted common share) compared to $20.7 million ($0.51 per share) for the same prior-year period.

•	The 2006 second-quarter net loss was $14.4 million, compared with a net loss of $3.6 million in the second quarter of 2005.

•	Net income for the six months ended June 30, 2006, was $6.2 million, compared with $0.4 million in the prior-year period.
     “Our second-quarter results were impacted by a challenging business environment that affected our ability to fully offset increased energy and process chemical costs and also by production problems that resulted in additional costs at our Savannah facility,” said Tom Adams, Tronox chairman and chief executive officer. “I am not pleased with our results, and I am committed to improving our performance by continuing to make changes in the way we do business. We have accelerated the implementation of the cash cost reduction initiatives within our long-term strategy, which is focused on maintaining competitiveness and profitability in any business environment through manufacturing excellence, cost reduction and cash flow initiatives.
     “Over the next three years, we expect to reduce our current pre-tax operating cash costs by $60 million. In addition, in the next three to five years, we expect to reduce working capital by $100 million from our 2005 results,” said Adams. “To achieve this, I am leading a companywide effort called Project Cornerstone, which includes 10 teams that have specific objectives and timelines. Our board of directors, leadership team and employees recognize the urgency of this effort, and we will take all necessary actions to step up our performance across the company. Through the creativity and innovation of our employees around the world, I am confident we will achieve our long-term goals and begin seeing improvement in our financial results in the second half of this year.”
Outlook
     “The fundamentals in the pigment industry – capacity utilization, inventories and demand – remain strong and support TiO2 pricing momentum in the second half of the year,” Adams said. “In North America, demand during this coatings season is meeting expectations, and in Europe and the Asia/Pacific region, demand remains strong. Globally, we expect TiO2 demand to grow more than 4% in 2006.
     “We believe the market impact from the resumption of supply from hurricane damaged facilities is now behind us and industry fundamentals will allow us to implement the recently announced price increases,” he said.
     Tronox estimates its total cost of goods sold per tonne of TiO2 sold will remain relatively flat in the third quarter compared to the 2006 second quarter. Cost of goods sold will be negatively impacted by the unplanned shutdown of the Tiwest synthetic rutile plant in Chandala, Western Australia (Tronox 50% undivided interest). The Chandala plant, which was shut down in mid-July to repair a rotary kiln, is expected to restart production in early September.

     Tronox continues to focus on reducing selling, general and administrative expenses (SG&A). The company estimates its 2006 SG&A will be in the range of $118 million to $122 million, a decrease from previous expectations.
Results of Operations
     Tronox reported a loss from continuing operations for the 2006 second quarter of $5.7 million ($0.14 per diluted common share), compared with income from continuing operations in the prior-year period of $8.3 million ($0.21 per diluted common share). The second-quarter 2006 loss was primarily due to increased cost of sales including higher energy and process chemical costs and production problems at the company’s Savannah, Ga., pigment plant that led to lower production and higher operating costs. These increased costs were partially offset by reduced selling, general and administrative expenses due primarily to a decrease in employee incentive compensation related to the cash bonus program due to lower projected payouts. The company also recognized other income of $4.7 million during the second quarter from its equity interest in affiliates, primarily related to land sales in the Henderson, Nev., area. The second-quarter results from continuing operations also reflect an income tax provision of $4.2 million reflecting a higher effective tax rate than statutory rate due primarily to the taxation of foreign operations.
     In the second quarter of 2006, the company had a net loss of $14.4 million ($0.36 per share), compared with a net loss of $3.6 million ($0.09 per share) in the 2005 second quarter. In the 2006 second quarter, Tronox recorded an environmental charge, net of tax, of $7.7 million in discontinued operations, due primarily to a cost increase by the commercially licensed disposal facility used in remediation efforts associated with the company’s former West Chicago operations. Tronox expects to receive reimbursements for approximately 77% of these remediation costs in the future after it expends the cash.
     Second-quarter 2006 sales were $372.9 million, a 4.8% increase compared to sales of $355.9 million in the prior-year period. The increase was primarily due to higher pigment sales volumes, as the company was unable to fully implement price increases announced in January.
     Adjusted EBITDA decreased to $40.3 million in the second quarter of 2006, compared with $61.5 million in the 2005 second quarter due to the increased cost of sales.

			Six Months Ended
	Second Quarter		June 30,
(Millions of dollars, except
per-share amounts)	2006	2005	2006	2005
Income (Loss) from Continuing Operations	$(5.7)	$8.3	$17.9	$20.7
Loss from Discontinued Operations	(8.7)	(11.9)	(11.7)	(20.3)

Net Income (Loss)	$(14.4)	$(3.6)	$6.2	$0.4

Diluted Earnings Per Share (1)
Income (Loss) from Continuing Operations	$(0.14)	$0.21	$0.44	$0.51
Loss from Discontinued Operations	(0.22)	(0.30)	(0.29)	(0.50)

Net Income (Loss)	$(0.36)	$(0.09)	$0.15	$0.01

Adjusted EBITDA (2)	$40.3	$61.5	$103.1	$127.3

(1)	The initial public offering of Tronox Incorporated Class A common stock was completed on Nov. 28, 2005. For purposes of this presentation, earnings per share for the three and six months ended June 30, 2005, have been presented using the Tronox common shares outstanding as of Dec. 31, 2005.

(2)	Adjusted EBITDA, which is used by management to measure performance, is a non-GAAP financial measure. Management believes that Adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants. It is included as a supplemental measure of the company’s operating performance because it eliminates items that have less bearing on operating performance and highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of the company’s financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate Adjusted EBITDA differently, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. A detailed reconciliation to the comparable GAAP financial measures can be found on page 11 of this news release and also can be found in the Investor Relations section of the company’s website at http://www.tronox.com/ir/ir GAAP.htm.

Pigment Segment Results
     Tronox’s pigment sales for the second quarter of 2006 totaled $349.0 million, an increase of 5.3% over the 2005 second-quarter sales of $331.4 million due to increased sales volumes primarily in the Asia/Pacific and European regions.
     In the 2006 second quarter, pigment production volumes increased slightly to 144,500 tonnes, compared with 143,400 tonnes in the prior-year period. Production in the 2006 second quarter was down from the 2006 first-quarter production of 150,800 tonnes, primarily due to the Savannah production problems.
     Pigment operating profit in the 2006 second quarter was $10.2 million, compared with $33.5 million for the 2005 second quarter. The reduction in operating profit was primarily due to increased cost of sales resulting from higher energy and process chemical costs in the first quarter flowing through to the cost of goods sold in the second quarter, and production problems at the Savannah plant that led to lower production and higher operating costs. This was offset somewhat by reduced selling, general and administrative expenses.
Electrolytic and Other Chemical Segment Results
     Electrolytic and other chemical sales for the 2006 second quarter were $23.9 million, compared with $24.5 million in the 2005 period. Second-quarter 2006 operating profit for electrolytic and other chemical was $1.3 million, compared with $1.9 million in the second quarter of 2005.
Debt and Cash Balances
     Tronox had debt outstanding of $549.0 million and cash and cash equivalents of $25.9 million at June 30, 2006. Tronox had no amount outstanding under its $250 million revolving credit facility at June 30, 2006.
     In July 2006, Tronox subsidiaries completed an exchange of their $350 million principal amount, 9 1/2% Senior Notes due 2012, issued on Nov. 28, 2005, in a private placement under Securities Act Rule 144A, for a like principal amount of its 9 1/2% Senior Notes due 2012 that are registered under the Securities Act of 1933 and freely tradeable.

Conference Call
     Tronox will hold a conference call today at 10 a.m. EDT to discuss its second-quarter 2006 financial and operating results and expectations for the future. Interested parties may listen to the call via Tronox’s website at www.tronox.com or by calling 1-800-638-4817 in the United States, or 1-617-614-3943 outside the United States. The code for both dial-in numbers will be #52052322. A replay of the call will be available for one week at 1-888-286-8010 in the United States or 1-617-801-6888 outside the United States. The code for the replay will be #88417607. The webcast will be archived for 30 days on the company’s website.
About Tronox
     Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 624,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to more than 1,100 customers in approximately 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide. For information on Tronox, visit www.tronox.com.
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Forward-Looking Statements: Some information in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K and Form 10-Q, as filed with the U.S. Securities and Exchange Commission (SEC), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report available on Tronox’s website, www.tronox.com. This also can be obtained from the SEC by calling 1-800-SEC-0330.

Media Contact:	Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor Contact:	Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com
06-25

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
(Millions of dollars, except per-share amounts)	2006	2005	2006	2005
Consolidated Statement of Operations
Net sales	$372.9	$355.9	$709.1	$690.1
Cost of sales	341.9	291.6	617.9	563.9

Gross Margin	31.0	64.3	91.2	126.2
Selling, general and administrative expenses	25.5	29.3	61.2	57.5
Provision for environmental remediation and restoration, net of reimbursements	—	5.8	(20.5)	16.7

	5.5	29.2	50.5	52.0
Interest and debt expense	(12.3)	—	(24.3)	—
Other income (expense)	5.3	(10.2)	9.7	(15.2)

Income (Loss) from Continuing Operations before Income Taxes	(1.5)	19.0	35.9	36.8
Income Tax Provision	(4.2)	(10.7)	(18.0)	(16.1)

Income (Loss) from Continuing Operations	(5.7)	8.3	17.9	20.7
Loss from Discontinued Operations, net of taxes	(8.7)	(11.9)	(11.7)	(20.3)

Net Income (Loss)	$(14.4)	$(3.6)	$6.2	$0.4

Income (Loss) per Common Share
Basic -
Continuing operations	$(0.14)	$0.21	$0.44	$0.51
Discontinued operations	(0.22)	(0.30)	(0.29)	(0.50)

Net income (loss)	$(0.36)	$(0.09)	$0.15	$0.01

Diluted -
Continuing operations	$(0.14)	$0.21	$0.44	$0.51
Discontinued operations	(0.22)	(0.30)	(0.29)	(0.50)

Net income (loss)	$(0.36)	$(0.09)	$0.15	$0.01

Weighted average shares outstanding (thousands) (a)
Basic	40,370	40,369	40,369	40,369
Diluted	40,370	40,369	40,885	40,369

(a)	The shares outstanding for 2005 have been presented on a pro forma basis. This reflects the Class B common stock retroactively adjusted for the recapitalization for the full year and assumes the Class A common stock that was issued in November 2005 in connection with the IPO was outstanding for the entire year.

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TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
(Millions of dollars)	2006	2005	2006	2005
Segment Information
Net sales
Pigment	$349.0	$331.4	$658.0	$642.2
Electrolytic and other chemical products	23.9	24.5	51.1	47.9

Total	$372.9	$355.9	$709.1	$690.1

Operating profit (loss)
Pigment	$10.2	$33.5	$35.9	$65.2
Electrolytic and other chemical products	1.3	1.9	23.1	(6.8)

	11.5	35.4	59.0	58.4

Corporate and nonoperating sites	(6.0)	(0.6)	(8.5)	(0.8)
Provisions for environmental remediation and restoration	—	(5.6)	—	(5.6)

Total operating profit (loss)	5.5	29.2	50.5	52.0

Interest and debt expense	(12.3)	—	(24.3)	—
Other income (expense)	5.3	(10.2)	9.7	(15.2)
Income tax provision	(4.2)	(10.7)	(18.0)	(16.1)
Loss from discontinued operations, net of taxes	(8.7)	(11.9)	(11.7)	(20.3)

Net Income (Loss)	$(14.4)	$(3.6)	$6.2	$0.4

Other Income (Expense)
Net foreign currency transaction gain (loss)	$3.8	$(3.7)	$8.1	$(2.2)
Equity in net earnings of equity method investees	4.7	—	4.7	0.2
Net interest expense on borrowings with affiliates and interest income	0.6	(4.5)	1.3	(7.6)
Loss on accounts receivables sales	—	(1.2)	—	(4.0)
Provision for litigation settlements	(3.7)	—	(3.7)	—
Other expense	(0.1)	(0.8)	(0.7)	(1.6)

Total	$5.3	$(10.2)	$9.7	$(15.2)

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
(Volumes and capacity in thousands of tonnes)	2006	2005	2006	2005
Selected Information
Titanium Dioxide Operating Statistics
Production volumes
100% owned facilities	118.3	118.2	241.5	238.4
50% owned production — Tiwest joint venture	13.1	12.6	26.9	25.8

Total Tronox production	131.4	130.8	268.4	264.2
Product purchased from Tiwest joint venture partner	13.1	12.6	26.9	25.8

Total production marketed by Tronox	144.5	143.4	295.3	290.0

Annual production capacity
100% owned facilities	128.1	128.1	254.8	254.8
50% owned production — Tiwest joint venture	13.7	13.7	27.3	27.3

Total Tronox production capacity	141.8	141.8	282.1	282.1
Production capacity of Tiwest joint venture partner	13.7	13.7	27.3	27.3

Total production capacity available for Tronox to market	155.5	155.5	309.4	309.4

Percentage change in average TiO2
    selling price in U.S. dollars
Q2, 2006 vs. Q1, 2006                                             Flat

			At	At
			June 30,	Dec. 31,
(Millions of dollars)			2006	2005
Selected Balance Sheet Information
Cash and Cash Equivalents			$25.9	$69.0
Current Assets			781.0	779.4
Total Assets			1,902.7	1,758.3
Current Liabilities			360.8	375.0
Long-term Debt			547.0	548.0
Business / Stockholders’ Equity			523.1	489.0

Shares outstanding at period-end (thousands)			41,248	40,776

Selected Cash Flow Information
Cash provided by operating activities	$(1.0)	$38.3	$13.4	$126.5
Depreciation and amortization	24.8	26.8	49.3	53.6
Capital expenditures	21.5	19.6	43.3	31.4

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
(Millions of dollars)	2006	2005	2006	2005
Adjusted EBITDA
Net income (loss)	$(14.4)	$(3.6)	$6.2	$0.4
Interest and debt expense	12.3	—	24.3	—
Net interest expense on borrowings with affiliates and interest income (a)	(0.6)	4.5	(1.3)	7.6
Income tax provision (benefit)	(0.9)	4.3	11.1	5.2
Depreciation and amortization expense	24.8	26.8	49.3	53.6

EBITDA	21.2	32.0	89.6	66.8

Loss from discontinued operations	13.8	18.3	18.6	31.2
Provision for environmental remediation and restoration, net of reimbursements	—	5.8	(20.5)	16.7
Noncash charges constituting:
One-time fees, costs and expenses related to separation from Kerr-McGee	0.1	—	1.7	—
Loss on sales of accounts receivable	—	1.2	—	4.0
Write-downs of property, plant and equipment and other assets	0.2	1.0	0.3	1.0
Asset retirement obligations	—	1.0	—	1.0
Other items	5.0	2.2	13.4	6.6

Adjusted EBITDA	$40.3	$61.5	$103.1	$127.3

(a)	Included as a component of Other income (expense) in the company’s consolidated statement of operations.
Adjusted EBITDA, which is used by management to measure performance, is a non-GAAP financial measure. Management believes that adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants. It is included as a supplemental measure of the company’s operating performance because it eliminates items that have less bearing on operating performance and highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of the company’s financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate adjusted EBITDA differently, this presentation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.